EX-23.1

Board of Directors

Elgrande.com, Inc.

Vancouver, B.C.

CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS

We consent to the use of our audit report dated August 16, 2002, on the financial statements of Elgrande.com, Inc. as of May 31, 2002, for the filing with an attachment to the Form S-8.

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.

Certified Public Accountants

Spokane, Washington

October 25, 2002